Exhibit 11

                  Aerial Communications, Inc. and Subsidiaries

                        (A Development Stage Enterprise)

                    Computation of Earnings Per Common Share
                    (in thousands, except per share amounts)


Three Months Ended March 31,                          1997              1996
--------------------------------------------------------------------------------

Primary Earnings
    Net (Loss)                                       $   (22,340)   $    (6,671)
                                                     ===========    ===========

Primary Shares
    Weighted average number of Common and Series A
        Common Shares Outstanding*                        71,384         59,086
                                                     ===========    ===========

Primary Earnings per Common Share
    Net (Loss)                                       $    (0.31)    $     (0.11)
                                                     ==========     ===========





* Weighted  average number of Common and Series A Common Shares  Outstanding was
calculated  based  on  the  number  of  shares   outstanding  during the period
adjusted to give retroactive effect to the recapitalization in conjunction with the Company's initial public offering, as if this transaction had occurred at January 1, 1996.


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